Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES THIRD QUARTER 2020 RESULTS

Clayton, MO, November 4, 2020 - Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2020.

The third quarter 2020 reported net loss was $736.8 million, or $4.67 per diluted share, which compares to the third quarter 2019 reported net income of $44.2 million, or $0.27 per diluted share. Third quarter 2020 adjusted EBITDA of $195.5 million excludes depreciation and amortization expense of $142.1 million, a goodwill impairment charge of $699.8 million, information technology integration costs of $25.5 million, and restructuring charges and other non-recurring costs of $7.0 million. Third quarter 2019 adjusted EBITDA was $292.9 million. Sales in the third quarter 2020 were $1,437.6 million compared to $1,576.6 million in the third quarter 2019.

Scott Sutton, President and Chief Executive Officer, said, “Third quarter 2020 sales for the Chemicals businesses increased sequentially from second quarter 2020 by approximately 17%, and sales have increased every month since the low point in April. Additionally, Olin drove sequential pricing improvement in the third quarter 2020 for chlorine and almost all chlorine derivatives and our newly established ECU (Electrochemical Unit) Profit Contribution Index improved in the third quarter compared to the second quarter. Looking ahead, Olin’s recent price increases for chlorine, epoxy resins, bleach, ethylene dichloride and chlorinated organics are expected to positively contribute to our ECU Profit Contribution Index in the fourth quarter. Fourth quarter volumes are expected to be challenged based on customer year-end inventory reductions and Olin selectively selling less into poor quality markets, slightly more than offsetting the positives from driving price increases.

“The Winchester business continued to drive improved segment earnings from strong commercial ammunition demand. On October 1st, Winchester began to operate the Lake City U.S. Army Ammunition Plant (Lake City) and expects to generate sequential incremental adjusted EBITDA of approximately $10 million in fourth quarter 2020 from both Lake City and price increases across the commercial ammunition portfolio.”

Sutton added, “Our employees are engaged in implementing a new winning model focused on leveraging Olin’s leadership across the whole ECU and ammunition landscape regardless of singular product demand.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, goodwill impairment charges, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the third quarter 2020 were $755.1 million compared to $876.3 million in the third quarter 2019. Third quarter 2020 segment earnings were $37.8 million compared to $112.7 million in the third quarter 2019. The decreases in the third quarter sales and segment earnings compared to the third quarter of 2019 were primarily due to lower ECU pricing, mainly caustic soda and ethylene dichloride, and lower volumes. The decline in segment earnings was partially offset by lower raw material and operating costs. Chlor Alkali Products and Vinyls third quarter 2020 results included depreciation and amortization expense of $112.1 million compared to $122.2 million in the third quarter 2019.

EPOXY

Epoxy sales for the third quarter 2020 were $476.1 million compared to $511.6 million in the third quarter 2019. The decrease in Epoxy sales was primarily due to lower product prices and lower epoxy resin volumes. The third quarter 2020 segment earnings were $14.9 million compared to $24.2 million in the third quarter 2019. The decrease in Epoxy segment earnings was primarily due to lower product prices and lower epoxy resin volumes, partially offset by lower raw material costs, primarily benzene and propylene, and lower operating costs. Epoxy third quarter 2020 results included depreciation and amortization expense of $23.9 million compared to $26.9 million in the third quarter 2019.

WINCHESTER

Winchester sales for the third quarter 2020 were $206.4 million compared to $188.7 million in the third quarter 2019. The increase in sales was primarily due to higher commercial ammunition sales. Third quarter 2020 segment earnings were $21.0 million compared to $13.9 million in the third quarter 2019. The increase in segment earnings was primarily due to higher commercial ammunition volumes and pricing, which were partially offset by $5.7 million of transition costs related to the Lake City contract. Winchester third quarter 2020 results included depreciation and amortization expense of $5.0 million compared to $5.2 million in the third quarter 2019.

CORPORATE AND OTHER COSTS

Third quarter 2020 charges to income for environmental investigatory and remedial activities were $12.5 million compared to credits to income of $0.8 million in the third quarter 2019. The charges for the third quarter 2020 relate primarily to future remedial and investigatory activities associated with a former manufacturing site.

Other corporate and unallocated costs in the third quarter of 2020 were comparable with the third quarter 2019, as higher legal and legal-related settlement expenses were primarily offset by lower salary and benefit costs.

CASH AND LIQUIDITY

The cash balance at September 30, 2020 was $282.7 million. Working capital decreased by $148.4 million in the third quarter 2020 and $179.2 million year-to-date. During 2020, Olin expects to reduce working capital by approximately $150 million, which includes an approximately $75 million investment in working capital to support the Lake City operations.

On October 15, 2020, Olin redeemed $600 million of outstanding 9.75% senior notes due October 15, 2023 for a redemption price in cash of 102.438% of the principal amount (representing an aggregate redemption premium of approximately $14.6 million). Olin funded the redemption using its $500 million senior delayed-draw term loan and approximately $114.6 million from cash on hand. Olin has no mandatory bond repayments until August 2022.

DIVIDEND

On October 22, 2020, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 10, 2020, to shareholders of record at the close of business on November 10, 2020. This will be the 376th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss third quarter 2020 financial results at 10:00 a.m. Eastern time on Thursday, November 5, 2020. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the third quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as vinyls, urethanes, and pulp and paper;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;

•	the negative impact from the COVID-19 pandemic and the global response to the pandemic;

•	the failure or an interruption of our information technology systems;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;

•	our substantial amount of indebtedness and significant debt service obligations;

•	unexpected litigation outcomes;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	failure to attract, retain and motivate key employees;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	various risks associated with our transition and subsequent operation of the Lake City U.S. Army Ammunition Plant.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2020-18

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Sales	$1,437.6	$1,576.6	$4,103.9	$4,722.9
Operating Expenses:
Cost of Goods Sold	1,307.4	1,357.6	3,917.3	4,168.6
Selling and Administration	112.7	110.8	309.1	314.8
Restructuring Charges	1.3	4.9	4.7	12.7
Goodwill Impairment	699.8	—	699.8	—
Other Operating (Expense) Income	(0.2)	0.1	(0.1)	0.3
Operating (Loss) Income	(683.8)	103.4	(827.1)	227.1
Interest Expense(b)	74.6	63.9	207.1	179.2
Interest Income	0.1	0.2	0.4	0.7
Non-operating Pension Income	4.9	4.1	14.4	12.2
Other Income(c)	—	—	—	11.2
Income (Loss) before Taxes	(753.4)	43.8	(1,019.4)	72.0
Income Tax (Benefit) Provision	(16.6)	(0.4)	(82.5)	6.1
Net (Loss) Income	$(736.8)	$44.2	$(936.9)	$65.9
Net (Loss) Income Per Common Share:
Basic	$(4.67)	$0.27	$(5.94)	$0.40
Diluted	$(4.67)	$0.27	$(5.94)	$0.40
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	157.9	161.9	157.8	163.7
Average Common Shares Outstanding - Diluted	157.9	162.8	157.8	164.5

(a)	Unaudited.

(b)
Interest expense included $4.4 million for the three months ended September 30, 2019 and $4.0 million and $12.6 million for the nine months ended September 30, 2020 and 2019, respectively, related to the 2020 ethylene payment discount.

(c)	Other income for the nine months ended September 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Sales:
Chlor Alkali Products and Vinyls	$755.1	$876.3	$2,166.2	$2,657.7
Epoxy	476.1	511.6	1,350.7	1,554.4
Winchester	206.4	188.7	587.0	510.8
Total Sales	$1,437.6	$1,576.6	$4,103.9	$4,722.9
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$37.8	$112.7	$(53.5)	$303.8
Epoxy	14.9	24.2	13.6	38.6
Winchester	21.0	13.9	47.5	33.1
Corporate/Other:
Environmental (Expense) Income(b)	(12.5)	0.8	(17.9)	(18.2)
Other Corporate and Unallocated Costs(c)	(43.7)	(43.4)	(112.2)	(117.8)
Restructuring Charges	(1.3)	(4.9)	(4.7)	(12.7)
Goodwill Impairment	(699.8)	—	(699.8)	—
Other Operating (Expense) Income	(0.2)	0.1	(0.1)	0.3
Interest Expense(d)	(74.6)	(63.9)	(207.1)	(179.2)
Interest Income	0.1	0.2	0.4	0.7
Non-operating Pension Income	4.9	4.1	14.4	12.2
Other Income(e)	—	—	—	11.2
Income (Loss) before Taxes	$(753.4)	$43.8	$(1,019.4)	$72.0

(a)	Unaudited.

(b)	Environmental (expense) income for the nine months ended September 30, 2019 included $4.8 million of an environmental insurance-related settlement gain.

(c)
Other corporate and unallocated costs included charges of $25.5 million and $24.5 million for the three months ended September 30, 2020 and 2019, respectively, and $60.6 million and $60.1 million for the nine months ended September 30, 2020 and 2019, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(d)
Interest expense included $4.4 million for the three months ended September 30, 2019 and $4.0 million and $12.6 million for the nine months ended September 30, 2020 and 2019, respectively, related to the 2020 ethylene payment discount.

(e)	Other income for the nine months ended September 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2020	2019	2019
Assets:
Cash & Cash Equivalents	$282.7	$220.9	$177.4
Accounts Receivable, Net	714.9	760.4	849.9
Income Taxes Receivable	22.0	13.9	17.5
Inventories, Net	608.4	695.7	700.7
Other Current Assets	44.5	23.1	24.1
Total Current Assets	1,672.5	1,714.0	1,769.6
Property, Plant and Equipment (Less Accumulated Depreciation of $3,602.4, $3,268.1 and $3,112.4)	3,179.8	3,323.8	3,367.0
Operating Lease Assets, Net	376.0	377.8	314.6
Deferred Income Taxes	36.3	35.3	30.3
Other Assets	1,177.0	1,169.1	1,170.1
Intangibles, Net	404.9	448.1	461.9
Goodwill	1,420.1	2,119.7	2,119.1
Total Assets	$8,266.6	$9,187.8	$9,232.6
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$1.2	$2.1	$1.1
Accounts Payable	614.7	651.9	647.7
Income Taxes Payable	14.2	19.8	9.8
Current Operating Lease Liabilities	76.2	79.3	71.2
Accrued Liabilities	335.8	329.1	347.4
Total Current Liabilities	1,042.1	1,082.2	1,077.2
Long-term Debt	3,959.5	3,338.7	3,339.0
Operating Lease Liabilities	305.0	303.4	248.2
Accrued Pension Liability	766.5	797.7	622.4
Deferred Income Taxes	410.9	454.5	515.5
Other Liabilities	313.5	793.8	765.6
Total Liabilities	6,797.5	6,770.3	6,567.9
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 157.9 Shares (157.7 and 159.7 in 2019)	157.9	157.7	159.7
Additional Paid-in Capital	2,129.9	2,122.1	2,128.6
Accumulated Other Comprehensive Loss	(728.2)	(803.4)	(672.7)
Retained Earnings (Accumulated Deficit)	(90.5)	941.1	1,049.1
Total Shareholders’ Equity	1,469.1	2,417.5	2,664.7
Total Liabilities and Shareholders’ Equity	$8,266.6	$9,187.8	$9,232.6

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2020	2019
Operating Activities:
Net (Loss) Income	$(936.9)	$65.9
Goodwill Impairment	699.8	—
Gain on Disposition of Non-consolidated Affiliate	—	(11.2)
Stock-based Compensation	7.1	8.9
Depreciation and Amortization	425.1	460.3
Deferred Income Taxes	(61.6)	(11.0)
Qualified Pension Plan Contributions	(1.3)	(13.2)
Qualified Pension Plan Income	(8.7)	(6.9)
Changes in:
Receivables	57.0	(77.4)
Income Taxes Receivable/Payable	(14.0)	(24.1)
Inventories	90.5	2.5
Other Current Assets	(7.2)	4.9
Accounts Payable and Accrued Liabilities	52.9	14.2
Other Assets	(4.1)	(4.8)
Other Noncurrent Liabilities	0.9	12.9
Other Operating Activities	5.8	(4.4)
Net Operating Activities	305.3	416.6
Investing Activities:
Capital Expenditures	(223.3)	(271.8)
Payments under Ethylene Long-Term Supply Contracts	(461.0)	—
Payments under Other Long-Term Supply Contracts	(75.8)	—
Proceeds from Disposition of Non-consolidated Affiliate	—	20.0
Net Investing Activities	(760.1)	(251.8)
Financing Activities:
Long-term Debt Borrowings, Net	620.7	80.9
Common Stock Repurchased and Retired	—	(135.6)
Stock Options Exercised	0.5	1.5
Dividends Paid	(94.7)	(98.5)
Debt Issuance Costs	(9.9)	(14.4)
Net Financing Activities	516.6	(166.1)
Net Increase (Decrease) in Cash and Cash Equivalents	61.8	(1.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(0.1)
Cash and Cash Equivalents, Beginning of Year	220.9	178.8
Cash and Cash Equivalents, End of Period	$282.7	$177.4

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(736.8)	$44.2	$(936.9)	$65.9
Add Back:
Interest Expense	74.6	63.9	207.1	179.2
Interest Income	(0.1)	(0.2)	(0.4)	(0.7)
Income Tax (Benefit) Provision	(16.6)	(0.4)	(82.5)	6.1
Depreciation and Amortization	142.1	156.0	425.1	460.3
EBITDA	(536.8)	263.5	(387.6)	710.8
Add Back:
Restructuring Charges	1.3	4.9	4.7	12.7
Environmental Recoveries, Net(b)	—	—	—	(4.8)
Information Technology Integration Project(c)	25.5	24.5	60.6	60.1
Goodwill Impairment	699.8	—	699.8	—
Certain Non-recurring Items(d)	5.7	—	12.3	(11.2)
Adjusted EBITDA	$195.5	$292.9	$389.8	$767.6

(a)	Unaudited.

(b)	Environmental recoveries, net for the nine months ended September 30, 2019 included $4.8 million of an environmental insurance-related settlement.

(c)
Information technology integration project charges were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(d)
Certain non-recurring items for the three and nine months ended September 30, 2020 included $5.7 million and $12.3 million, respectively, of charges related to the Lake City facility transition. Certain non-recurring items for the nine months ended September 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.